Exhibit 3.73

CERTIFICATE OF INCORPORATION
OF
SEXY U PRODUCTS, INC.

        The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        1.     The name of the Corporation (hereinafter called the "Corporation") is:

SEXY U PRODUCTS, INC.

        2.     The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware, is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the Registered Agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

        3.     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

        4.     The total number of shares of stock which the Corporation is authorized to issue is 1000 shares with no par value. All such shares are of one class and are shares of Common Stock.

        5.     The business and officers of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by ballot unless required by the By-Laws of the Corporation.

        6.     In furtherance and not in limitation of the powers inferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the By-Laws.

        7.     The personal liability of directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

        8.     Any person, including heirs, executors, administrators and estates of any such person, who at any time shall serve, or shall have served, as a director or officer of the Corporation or of any other enterprise at the request of the Corporation, shall be indemnified by the Corporation in accordance with and to the fullest extent authorized by the General Corporation Law of Delaware as it may exist from time to time, except as to any action, suit or proceeding brought by or on behalf of such director or officer without the prior approval of the Board of Directors. Any person, including heirs, executors, administrators and estates of such persons, who at any time shall serve, or shall have served, as an employee or an agent of the Corporation, or of any other enterprise at the request of the Corporation, may be similarly indemnified at the discretion of the Board of Directors of the Corporation.

        9.     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

        10.   The name and mailing address of the Incorporator is as follows:

Name:	Address:
James M. Spira	2525 Armitage Avenue Melrose Park, IL 60160

        I, the undersigned, being the incorporator, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation and, accordingly, have hereto set my hand this 19th day of May, 2003.

/s/ James M. Spira James M. Spira